Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT is effective of March 15, 2018, by and between SAKER AVIATION SERVICES, INC., a corporation organized and existing under the laws of the State of Nevada, with its principal place of business at 20 South Street, Pier 6 East River, New York, NY 10004 (collectively, “Borrower” or “Borrowers”) and KEYBANK NATIONAL ASSOCIATION, a national banking association with a banking office at 731 Chestnut Street, Emmaus PA 18049 (together with its successors and assigns, “Lender”).

In consideration of the premises and of the mutual covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I. Definitions

1.1     Definitions. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

“Acquisition” – the purchase of the assets or stock of any Target Company, as set forth in any Purchase Agreement.

“Acquisition Loan” - the Acquisition Loan(s) extended by Lender to Borrower pursuant to Section 2.3 hereof.

“Acquisition Note” - the Multiple Draw Note (Acquisition) executed by Borrower on the date hereof, as may be amended, supplemented, renewed, extended or replaced from time to time.

“Advances” - the Revolving Credit Loans.

“Affiliate” - with respect to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) any Person which beneficially owns or holds ten percent (10%) or more of any class of the voting or other Equity Interests of such Person, (c) any Person that ten percent (10%) or more of any class of voting interest or other Equity Interests of which is beneficially owned or held, directly or indirectly, by such Person, or (d) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above.

“Agreement” - this Loan Agreement, including any Schedule, addendum or exhibit hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Borrower” and “Borrowers” - individually or collectively, as the context may require, Borrower(s) set forth in the first paragraph of this Agreement, and any other Person who may hereafter become a party hereto. Unless the context clearly indicates otherwise herein, any reference to Borrower shall refer collectively to all Borrowers.

“Business Day” - a day of the year which is neither a Saturday or Sunday nor a legal holiday on which banks are required or authorized by law to close in Cleveland, Ohio or Philadelphia, Pennsylvania; provided, however, if the applicable Business Day relates to any Loans based on the LIBOR Rate (as defined in the Note), such day must also be a day on which dealings are carried on in the London interbank market.

“Charter Documents” - as to any Person (other than a natural person), the charter, certificate or articles of incorporation or organization, by-laws, regulations, general or limited partnership agreement, certificate of limited partnership, articles of organization, operating agreement, and other similar organizational or governing documents of such Person, together with any other instrument, indenture, agreement or other document or any statutory equivalent respecting the organization, governance or operation of such Person; in each case whether now or hereafter existing, and as each has been and hereafter may be supplemented, modified, amended, restated or replaced from time to time.

“Closing” or “Closing Date” - the date when the initial Loans are advanced pursuant to this Agreement, or such other date upon which the parties may agree.

“Code” - the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” - all property, including personal property, intangible property, fixtures and real property, pledged by any Loan Party to secure repayment of the Loans, and which property may also secure the repayment of other Obligations owed by any Loan Party to Lender or Lender’s Affiliates.

“Collateral Documents” - collectively, any Security Agreement, pledge agreement, mortgage, deed of trust, assignment, guaranty, and any and all other documents at any time executed and delivered in connection therewith or with this Agreement (other than the Notes), and any and all amendments, restatements, renewals or replacements thereof.

“Collection Account” - a commercial Deposit Account maintained by Borrower with Lender or a Lender Affiliate, without liability by Lender or a Lender Affiliate to pay interest thereon, from which account Lender shall have the exclusive right to withdraw funds until all Obligations are paid, performed, and observed in full.

“Compliance Certificate” – a certificate substantially in the form of Exhibit A hereto, in form and substance satisfactory to Lender.

“Consolidated” - the consolidation of the financial statements or accounts (as applicable) for Borrower and its Subsidiaries in accordance with GAAP.

“Control” - (a) the power to vote at least 50% of the outstanding shares of any class of stock of a corporation or equity, membership or ownership interest in any partnership, limited partnership, limited liability company or other business entity or (b) the beneficial ownership of at least 50% of (i) the outstanding shares of any class of stock of a corporation or (ii) of any outstanding equity, membership or ownership interest in any other Person.

“Controlled Group” - Borrower and each Person required to be aggregated with Borrower and treated as a single employer under Code Section 414.

“Disbursement Request” – that certain Disbursement Request and Authorization dated the date hereof whereby the Borrower directs payment of fees and distribution of the Loan proceeds.

“Distributions” – all distributions of cash, securities or other property (other than partnership interests or other equity interests) on or in respect of any partnership interest in Borrower, and all purchases, redemptions or other acquisitions by Borrower of any partnership interest of Borrower, determined for Borrower in accordance with GAAP.

“Environment” - any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” - all federal, state, county, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes, rules, order or decree, relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of any governmental authority with respect thereto.

“ERISA” - the Employee Retirement Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” - any Person which together with Borrower would be treated as a single employer under ERISA.

“ERISA Event” - means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on Borrower or of the imposition of a Lien on the assets of Borrower; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of the incurrence by a Controlled Group member of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any occurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et seq. or Code Section 4980B.

“ERISA Plan” - an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Event of Default” - has the meaning set forth in Section 8.1 herein or any event or condition which with notice, passage of time or determination by Lender, or any combination of the foregoing, would constitute an Event of Default.

“GAAP” - generally accepted accounting principles in the United States of America in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, and consistently applied from period to period.

“Guarantor” or “Guarantors” - individually, each Person, if any who guarantees payment of any Obligations.

“Hazardous Substances” - without limitation, any hazardous, toxic or dangerous substance, waste or material.

“Indebtedness” - for any Person (excluding in all cases trade payables payable in the ordinary course of business by such Person), (a) all obligations to repay borrowed money, direct or indirect, as borrower or guarantor, incurred or assumed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, or pursuant to any Interest Rate Agreement, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of such Person in accordance with GAAP, (g) all obligations of such Person with respect to asset securitization financing programs to the extent that there is recourse against such Person or such Person is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements.

“Intellectual Property” – any and all intellectual property, including copyrights, copyrights licenses, patents, patent licenses, trademark, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present or future infringement, violation, misuses, misappropriation or other impairment thereof, whether arising under US or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest Rate Agreement” - any agreement or arrangement for a derivative or hedging product, including, without limitation, interest rate, exchange rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed and any cancellation, buyback, reversals, terminations or assignments thereto.

“Lender Affiliate” and collectively “Lender Affiliates” - any bank or non-bank Subsidiaries (other than Lender) of KeyCorp and its successors.

“Lien” - means any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

“Loan” - the credit to Borrower extended by Lender in accordance with Article II hereof or otherwise under this Agreement pursuant to any Note, including without limitation, each Revolving Credit Loan, Acquisition Loan and Term Loan, and “Loans” - collectively all of the Revolving Credit Loans, Acquisition Loans and Term Loans.

“Loan Account” - has the meaning set forth in Section 2.5 herein.

“Loan Document” and collectively, “Loan Documents” - this Agreement, the Collateral Documents, the Notes, and any other document, instrument or agreement entered into from time to time evidencing or securing or in connection with the Loan, or performance of Borrower’s or any guarantor’s obligations in connection with the transactions contemplated hereunder, each as may be amended, supplemented or otherwise modified from time to time.

“Loan Party” or “Loan Parties” - singularly or collectively, as the context may require, any Borrower, any guarantor, general partner of any Borrower or any guarantor, and any other Person (other than Lender or Lender Affiliates) that becomes a party to this Agreement or any of the other Loan Documents, and their successors and assigns.

“Margin Stock” - has the meaning given under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Change” - any event, condition or contingency that Lender determines has or is reasonably likely to be materially adverse to: (a) the property, assets, financial condition, business, or operations of a Loan Party; (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any other Loan Document to which it is a party; (c) the legality, validity or enforceability of the Obligations of any Loan Party under this Agreement or any other Loan Document to which it is a party; (d) the value of the Collateral or Lender’s interest therein; or (e) the ability of Lender to exercise its rights and remedies under the Loan Documents or under the law.

“Note” or “Notes” - singularly or collectively, as the context may require, each Revolving Credit Note, Acquisition Note, and Term Note and any other note or notes of Borrower executed, delivered and subject to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part, as amended, modified, supplemented or restated from time to time.

“Obligations” - collectively, (a) all Indebtedness and other obligations incurred by Borrower to Lender pursuant to this Agreement and includes, without limitation, the principal of and interest on all Notes; (b) each amendment, extension, renewal or refinancing thereof in whole or in part; (c) the commitment and other fees, and any prepayment fees payable under this Agreement or any other Loan Document; (d) every other liability, now or hereafter owing to Lender or any Lender Affiliate by Borrower or any Loan Party, and includes, without limitation, any Interest Rate Agreement entered into by Borrower with Lender or any Lender Affiliate and every other liability, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender or any Lender Affiliate or acquired by Lender or any Lender Affiliate by purchase, pledge or otherwise and whether participated to or from Lender or any Lender Affiliate in whole or in part; and (e) all Related Expenses.

“PBGC” - the Pension Benefit Guaranty Corporation or its successor.

“Pension Plan” - any ERISA Plan that is a “pension plan” within the meaning of ERISA.

“Permitted Distribution” - any distributions to Borrower’s shareholders in an amount equal to the amount of tax liability required to be paid by such shareholders as a result of Borrower’s taxable income passing through and being taxable to such shareholders, as applicable.

“Permitted Liens” – (a) any Liens securing the Obligations, (b) Liens for taxes, assessments or similar charges not yet due and payable, (c) purchase money Liens or security interests on property acquired by Borrower in the ordinary course of business to secure Indebtedness outstanding on the date of this Agreement or otherwise permitted hereunder and (d) Liens which, as of the date of this Agreement, have been disclosed to and approved by Lender in writing.

“Person” - any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

“Purchase Agreement” – any stock or asset purchase agreement by and between Borrower and a Target Company, in form and content satisfactory to Lender (and together with any amendments, supplements or modifications) and all agreements, documents and instruments executed in connection therewith or related thereto.

“Related Expenses” - any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) reasonably incurred by, or imposed upon, or asserted against, Lender in any attempt by Lender:

(a)     to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage, deed of trust, guaranty, security agreement, assignment, or security instrument executed or given by Borrower or any other Loan Party to or in favor of Lender;

(b)     to obtain payment, performance, and observance of any and all of the Obligations;

(c)     to maintain, insure, audit, inspect, collect, preserve, repossess, and dispose of any of the Collateral including, without limitation, costs and expenses for appraisals, assessments and audits of Borrower or the Collateral; and

(d)     incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate otherwise payable as set forth in any Note, but in no event greater that the highest rate permitted by law.

“Reportable Event” - any reportable event as defined in Title IV of ERISA, or in regulations issued thereunder.

“Revolving Credit Loan” - any Advance made under the Revolving Credit Note or otherwise hereunder.

“Revolving Credit Note” - the Revolving Line of Credit Note (Working Capital) executed by Borrower on the date hereof, as may be amended, supplemented, renewed, extended or replaced from time to time.

“Security Agreement” – that certain Security Agreement given by Borrower to Lender and all amendments, supplements or other modifications thereto.

“Schedule” - any Schedule that may be attached to this Agreement and made a part hereof.

“Subordinated Debt” – the aggregate outstanding obligations of all Indebtedness subordinated to the Loans in Lien and right of payment in accordance with a subordination agreement in form and substance satisfactory to Lender.

“Subordination Agreement” – a subordination agreement, in form and substance satisfactory and which subordinates third-party Indebtedness to the Obligations, as it may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” - means any Person of which more than fifty percent (50%) of the following is, at the time, owned or controlled, directly or indirectly, by Borrower or one or more other Subsidiaries: (a) the voting stock or units entitling the holders thereof to elect a majority of the board of directors, managers, or trustees thereof, or (b) the interest in the capital or profits of such Person.

“Target Company” – any Person or business entity, who sells or intends to sell all or a portion of its assets to Borrower, and who shall be acceptable to Lender in its sole discretion.

“Term Loan” - the Term Loan extended by Lender to Borrower pursuant to Section 2.2 hereof.

“Term Note” - the Term Note executed by Borrower on the date hereof, as may be amended, supplemented, renewed, extended or replaced from time to time.

“USA Patriot Act” - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Waivers” – singularly or collectively as the context my require, Landlord’s Waiver and Mortgagee Waiver, each substantially form and substance satisfactory to Lender, executed and delivered in connection with this Agreement, as amended, modified or supplemented from time to time.

1.2     Accounting Terms; Singular and Plural. All accounting terms not otherwise defined herein shall have the meaning assigned to them in accordance with GAAP. In this Agreement unless the context otherwise requires, words in the singular include the plural and the plural include the singular.

ARTICLE II. The Financing

2.1     The Revolving Loan Facility.

(a)     Revolving Credit Loans. Subject to the terms and conditions in this Agreement and the Revolving Credit Note, Lender agrees to make available to Borrower, in Lender’s discretion, Revolving Credit Loans to Borrower in the maximum principal amount of the face amount of the Revolving Credit Note. The obligation of Borrower to repay the unpaid principal amount of the Revolving Credit Loans and to pay interest on the outstanding principal amount thereof will be evidenced in part by the Revolving Credit Note. Nothing in this Agreement shall be construed to as an obligation or commitment of Lender to make any such Revolving Credit Loan, and the making of any Revolving Loan shall be in the sole and absolute discretion of Lender and shall be repayable upon demand for any reason or no reason.

2.2     Term Loan Facility. Lender hereby agrees to extend a Term Loan on the date hereof to Borrower, subject to the terms and conditions of this Agreement and the Term Note.

2.3     Acquisition Loan Facility. Lender hereby agrees to make available to Borrower, in Lender’s discretion, one or more loans to be used for the acquisition by Borrower of one or more business entities and/or such entities’ stock or assets (each an “Acquisition Loan”) on or after the date hereof to Borrower, subject to the terms and conditions of this Agreement and the Acquisition Note. Nothing in this Agreement shall be construed to as an obligation or commitment of Lender to make any such Acquisition Loan, and the making of any Acquisition Loan shall be in the sole and absolute discretion of Lender.

2.4     Fees. On the date hereof, Borrower shall pay those fees set forth in the Disbursement Request, if any.

2.5     Loan Account. Lender shall open and maintain in its books and records, in accordance with its customary procedures, a loan account (the “Loan Account”) in the name of Borrower in which shall be recorded the date and amount of each Loan made by Lender and the date and amount of each payment and prepayment in respect thereof. Lender shall record in the Loan Account the principal amount of the Loans owing to Lender from time to time. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on Borrower as to the accuracy of the information contained therein. Failure by Lender to make any such notation or record shall not affect the Obligations of Borrower to Lender with respect to the Loans.

2.6     Payments. All payments to be made in respect of principal, interest, fees or other amounts due from Borrower under this Agreement or under the Notes are payable on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived. All such payments must be made to Lender, in U.S. Dollars and in immediately available funds. Lender shall not be required to credit the Loan Account for the amount of any item of payment or other payment which is reasonably unsatisfactory to Lender. Lender may charge the Loan Account for the amount of any item of payment or other payment which is returned to Lender unpaid or otherwise not collected.

2.7     Increased Costs. If Lender shall have determined, after the closing of the Loans, that the adoption of, any change in or any change in the interpretation of, any law applicable to financial institutions including, without limitation, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (b) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, by any governmental authority exercising control over Lender or Lender Affiliates, or the compliance by Lender with any law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System and regulations of the Securities Exchange Commission relating to financial instruments), imposes any reserve, deposit, allocation of capital or similar requirement or any tax (other than taxes on Lender’s income) on Lender or any Lender Affiliate which has the effect of reducing the rate of return on Lender’s capital (or the capital of the holding company) or increases the amount of capital required to be maintained by Lender or any Lender Affiliate then, and in each such case, Lender may require Borrower to pay the amount necessary to compensate Lender or any Lender Affiliate for such reduced rate of return or increased capital requirement. Lender will deliver to Borrower a statement of the justification for the compensation and setting forth the additional amounts to be paid, and the determination by Lender shall be conclusive absent obvious error and shall be payable by Borrower to Lender upon Lender’s demand. In determining any such amount, Lender may use reasonable averaging and attribution methods. If the amount set forth in such statement is not paid within fifteen (15) days after such presentation of such statement, interest will be payable on the unpaid amount at the rate otherwise payable on such Loan from the due date until paid (before and after judgment). Failure on the part of Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Lender’s rights to demand compensation in such period or in any other period. The protection of this Section shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or other condition that shall have been imposed.

2.8      Charge to Account. On the date that any principal of, or interest on, the Loan, or of any fees, expenses or charges payable are due, Borrower authorizes Lender to debit its deposit account, designated by Borrower and Lender and maintained with Lender, on such due date in an amount equal to such unpaid principal, interest, fee, expense or charge, as applicable; provided that Lender shall be under no obligation to so debit any such deposit account on the due date.

ARTICLE III. Representations and Warranties

Borrower makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any Obligations of Borrower to Lender or any Lender Affiliate remains unpaid:

3.1     Good Standing and Authority. Borrower is an entity, duly organized, and validly existing, and in good standing under the laws of the state of its formation or organization; has all necessary power and authority to own its property and transact the business in which it is engaged; is duly licensed or qualified and in good standing in each other jurisdiction in which the conduct of such business requires such licensing or such qualification, except where the failure to be so licensed or qualified would not have a material adverse effect. Borrower has all necessary power and authority to enter this Agreement, to incur the obligations provided for in, to own its properties and to execute, deliver, observe and perform this Agreement, the Notes, the Collateral Documents, the Purchase Agreement and any other document executed in connection with this Agreement from time to time, all of which have been duly authorized, executed and delivered by all proper and necessary action by Borrower and the owners of Borrower.

3.2     Name and Location of Borrower. Borrower represents that the name of such Borrower printed on the signature page hereto is the name of Borrower that is stated to be its name on the public organic record. Borrower maintains its principal office at which it keeps its books and records concerning the Collateral at the location set forth in the first paragraph of this Agreement (unless Borrower has designated otherwise in writing).

3.3     Officers and Directors. The names and titles of all executive officers and directors of the Borrower, as of the Closing Date, are set forth on Schedule 3.3.

3.4     Valid and Binding Obligation. This Agreement, the Collateral Documents, the Notes, and any other documents executed in connection herewith have been duly executed by Borrower and have been authorized by all required actions and constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms except as enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally.

3.5     Good Title. Except as otherwise provided herein or as previously disclosed in Borrower’s financial statements or in writing to Lender if and as accepted by Lender, Borrower owns and has good, marketable and fee title to or valid leasehold interests in, its owned real properties in accordance with laws of the jurisdiction where located and good and marketable title to all of its other personal property and assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except as otherwise permitted herein. Borrower has not executed any security documents or financing statements relating to such properties except in accordance with the terms of any Permitted Liens. Each lease, if any, to which Borrower is a party as listed on Schedule 3.5 is in full force and effect and no material default on the part of Borrower or, to its knowledge, any other party thereto exists.

3.6     Litigation. Other than those disclosed to and acknowledged by Lender in writing, there are no actions, suits, proceedings (whether or not on behalf of Borrower) or investigations pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower or its respective property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which, if adversely determined, in any case or in the aggregate, would reasonably be expected to result in a Material Adverse Change, or which question the validity of this Agreement, the Notes, the Collateral Documents or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

3.7     No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person, which has not been obtained or made, is required in connection with the Acquisition and the valid execution, delivery or performance of this Agreement, the Notes, the Collateral Documents or other documents required by this Agreement or in connection with any of the transactions contemplated thereby, other than filings and recordings to be made by Lender in connection with the Collateral Documents. Each Acquisition has been consummated in accordance with the Purchase Agreement and the related documents and all applicable requirements of law.

3.8     No Violations. Borrower is not in violation of (i) any term of its Charter Documents, or (ii) of any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money, which violation could result in an Event of Default. To Borrower’s best knowledge, Borrower is not in violation of any law, statute, rule or regulation of any competent governmental authority, the violation of which would reasonably be expected to result in a Material Adverse Change. The execution and delivery of this Agreement, the Notes, the Collateral Documents and other documents required by this Agreement and the consummation of the transactions or the performance of all of the same is and will be in compliance with its Charter Documents or of any terms, conditions or provisions of any agreement or instruction or law, regulation, rule or order of any body or agency to which Borrower is subject and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance of any nature upon any properties or assets except in favor of Lender. There exists no fact or circumstance not disclosed in this Agreement or in the documents furnished in connection herewith (other than general economic conditions), taken as a whole, which could cause a Material Adverse Change. Borrower is not a party to any instrument or agreement or subject to any charter or other corporate restriction which could cause a Material Adverse Change.

3.9     No Default. Borrower is not (a) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (b) in default with respect to any order, writ, injunction, decree of any court, or (c) in default under any order or license of any federal or state government. There exists no condition, event or act which constitutes or after notice or lapse of time or both would constitute an Event of Default.

3.10     Financial Statements. The financial information provided by each Loan Party to Lender as of the Closing Date is accurate and complete and has been prepared in accordance with GAAP, consistently applied. Each Loan Party has made full and true disclosure of all pertinent financial and other material information in connection with the transactions contemplated hereby. From the date of such financial statements to the date of the execution of this Agreement, there has not been any Material Adverse Change or any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured, which would cause a Material Adverse Change. Borrower has no material contingent obligations except as disclosed in such financial statements.

3.11     Subsidiaries and Affiliates. Except as set forth on Schedule 3.11, Borrower does not have any Subsidiaries or any Affiliates. For any period during which Borrower has any Subsidiaries, all financial statements, accounts and reports submitted by Borrower and all calculations hereunder based on the same shall be consolidated and/or on a consolidating basis or combined and/or on a combining basis with such Subsidiaries, unless otherwise set forth herein.

3.12     Tax Returns. Borrower has duly filed all tax returns required to be filed and has paid or made adequate provision for the payment of all taxes required by such returns through its latest fiscal year end, except those presently being or to be contested by Borrower in good faith in the ordinary course of business for which adequate reserves have been provided. Borrower has not received any assessments by the Internal Revenue Service or other taxing authority for additional unpaid taxes. Borrower knows of no deficiency assessment or proposed deficiency assessment for which Borrower may be liable, except as otherwise disclosed in writing to Lender prior to the date hereof.

3.13     ERISA Matters. Each ERISA Plan to which Borrower may have any liability complies in all material respects with all applicable requirements of law and regulation and (a) no Reportable Event or “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) which could cause a Material Adverse Change has occurred and is continuing with respect to such ERISA Plan, (b) Borrower has not incurred an “accumulated funding deficiency” (as that term is defined by ERISA) or unfunded liabilities since the effective date of ERISA, (c) Borrower has not withdrawn from any such ERISA Plan or initiated steps to do so and (d) no steps have been taken to terminate any ERISA Plan.

3.14     Solvency. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to Lender or the execution and delivery of the Purchase Agreement. After the making of each Loan hereunder, Borrower reasonably expects to (a) be able to pay its debts as they become due, (b) have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) own property having a value at both fair valuation and at fair salable value in the ordinary course of Borrower’s business greater than the amount required to pay its debts as they become due.

3.15     Federal Reserve Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including, without limitation, the provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

3.16     Intellectual Property Matters. Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted or is pending by any Person challenging the use by Borrower or the validity or effectiveness of any ownership or license by Borrower of any Intellectual Property. The use of the Intellectual Property by Borrower does not materially infringe on the rights of any Person.

3.17     Investment Company Act. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

3.18     Environmental Matters. Borrower is in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances and rules. To the knowledge of Borrower: (a) no above ground or underground storage tanks containing Hazardous Substances are or have been located on any property owned, leased or operated by Borrower and each Subsidiary; (b) no property owned, leased or operated by Borrower or any Subsidiary is or has been used for the unpermitted or unauthorized treatment, storage or disposal of Hazardous Substances; (c) no material Release of a Hazardous Substance has occurred or is threatened on, at, from or, near any property owned, leased or operated by Borrower or any Subsidiary that will now or in the future (based on Environmental Laws currently in effect) require (i) remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law currently in effect or (ii) Borrower or any Subsidiary to incur costs pursuant to the terms or conditions of any lease; (d) neither Borrower nor any Subsidiary is subject to any existing, pending or threatened suit, claim, notice of violation or request for information under any material Environmental Law; and (e) Borrower and each Subsidiary is in compliance in all material respects with, and have obtained all environmental permits required by all Environmental Laws.

3.19     [Intentionally Omitted].

3.20     OFAC/USA Patriot Act Restrictions. Neither Borrower nor any guarantor, if applicable, is or will be a Person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (“Treasury”) or under any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators, or under any statute, executive order, or other governmental action, and neither Borrower nor any guarantor, if applicable, is engaging, or shall engage, in any dealing or transactions or shall otherwise be associated with such Persons. In addition, Borrower hereby agrees to provide to Lender any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

3.21     Accuracy of Information, etc. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. The statements or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of Borrower to Lender, for use in connection with the transactions contemplated by this Agreement or the Loan Documents, taken as a whole do not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading. The representations and warranties contained in the Purchase Agreement are true and correct in all material respects.

ARTICLE IV. Conditions of Lending

4.1     Conditions Precedent. The obligation of Lender to close the transactions contemplated under this Agreement is subject to the satisfaction of each of the following conditions. Prior to or on the Closing Date (unless waived in writing by Lender), Borrower shall have furnished, or shall have caused to be furnished to Lender, at Borrower’s own cost and expense, each of the following:

(a)     Loan Documents. The Loan Documents, satisfactory in terms, form and substance to Lender and its counsel, shall have been executed by an authorized signer and delivered to Lender and shall be in effect. Borrower shall also deliver or cause to be delivered such other instruments, documents and certificates as Lender or its counsel shall reasonably require, including without limitation a security agreement or pledge agreement from any Target Company in connection with any Acquisition Loan, which shall be in form and content satisfactory to Lender.

(b)     Organizational Documents. Such Charter Documents, resolutions, incumbency and any other documents required by Lender for Borrower, including, without limitation, any W-9 or driver’s license copies requested by Lender.

(c)     Good Standing Certificates. A good standing certificate for Borrower not more than thirty (30) Business Days prior to the Closing date from the Secretary of State of the state where Borrower is organized.

(d)     Termination Statements; Release Statements and Satisfaction Pieces. Evidence acceptable to Lender that all termination statements and/or release statements in connection with any and all existing liens with respect to Borrower that are not permitted liens have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to Lender).

(e)     Subordination Agreements. Executed subordination agreements, in form and substance satisfactory to Lender together with copies of all Subordinated Notes.

(f)     Establish Deposit Accounts. Establishment of deposit accounts with Lender as required under Section 5.11 hereof. Borrower shall execute any funds transfer authorization provided by Lender pursuant to Section 2.8 hereof.

(g)     Insurance. Copies of the insurance policies or endorsements, in form and substance satisfactory to Lender, required by Section 5.3 hereof and that Lender has been named as mortgagee, additional insured and lender loss payee, as its interests may appear, as applicable, entitled to thirty (30) days’ prior written notice of cancellation or modification, on all such policies of insurance covering the Collateral.

(h)     Lien Searches. With respect to Borrower and any Target Company in such parties jurisdiction of organization and at their respective locations, accurate and complete copies of any UCC Lien, fixture filings at the county level, pending litigation, judgment (at the county level), tax lien searches (at the state, county and federal levels), bankruptcy searches, and other public records searches as may be required by Lender.

(i)     UCC Financing Statements; Notices of Security Interest. Each UCC-1 financing statement (or other filings perfecting Lender’s security interests) to be filed shall have been prepared for filing.

(j)     Purchase Agreement. Borrower shall provide Lender with: (i) a copy of the executed Purchase Agreement, if any, and any related documents with respect to the Acquisition, together with all exhibits and schedules thereto, in form and substance satisfactory to Lender; (ii) a copy of the executed bill of sale for fixtures and personal property; and (iii) a certification from Borrower and any Target Company, in form and substance satisfactory to Lender, that all conditions of closing under the Purchase Agreement, if any, or under any other verbal or written agreements between the Borrower and such Target Company have been satisfied or waived.

(k)     [Intentionally Omitted].

(l)     Lease Agreements. Certified copies of all (i) leases of real property to which Borrower is a party, and (ii) those leases of personal property to which Borrower is a party with respect to which Liens are identified on the Lien search to include assets other than the specific equipment and proceeds thereof.

(m)    Waivers. All Waivers, satisfactory in form and substance to Lender, shall have been executed and delivered to Lender by the appropriate parties.

(n)     Consents. All governmental and third party approvals necessary in connection with the Acquisition, the continuing operations of Borrower and the Acquisition contemplated shall be been obtained and be in full force and effect.

(o)     Transaction Costs. All fees and expenses required to be paid in connection with the Acquisition to Lender or other third parties are paid or will be paid with the proceeds of the Loan.

(p)     Financial Statements. Financial statements of Borrower as described in Section 5.1 of this Agreement, in form and substance satisfactory to Lender.

(q)     Payoff Letter. (i) Payoff letters, in form and substance satisfactory to Lender, pursuant to which any existing Indebtedness that is to be paid by the Loans hereunder will be paid in full and all commitments to lend have been terminated; and (ii) evidence satisfactory to Lender that all necessary termination statements and release statements in connection with any existing Indebtedness and all other Liens with respect to the Loan Parties that are not permitted Liens have been filed or satisfactory arrangement, have been made for such filing.

(r)     Fees; Disbursement Authorization. Payment to Lender and other third parties of any fees and expenses then due and payable hereunder and under the Loan Documents. Written instructions from Borrower with respect to disbursement of the proceeds of the Loans and payments of all fees, in form and substance satisfactory to Lender.

(s)     Cash Flow and Collateral Coverage of Target Company. For any Acquisition Loan, Lender reserves the right to review all information relevant with respect to any Target Company, in Lender’s discretion including, without limitation, the cash flow and collateral coverage of any proposed Target Company. Lender, in its sole and absolute discretion, may choose to accept or reject a request for an Acquisition Loan with respect to any such Target Company.

(t)    Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to Lender by the terms of this Agreement or of any Loan Document, all of which, including those referred to above in this Article IV shall be satisfactory in form, content and substance to Lender.

4.2     Conditions to each Loan. The obligation of Lender to make any Loan or Advance hereunder is subject to compliance with Section 4.1(a), is also subject to the satisfaction of the following conditions on the date such Loan or Advance is made:

(a)    Purchase Agreement. For any Acquisition Loan, Borrower shall provide Lender with: (i) a copy of the executed Purchase Agreement, if any, and any related documents with respect to the Acquisition, together with all exhibits and schedules thereto, in form and substance satisfactory to Lender; (ii) a copy of the executed bill of sale for fixtures and personal property; and (iii) a certification from Borrower and any Target Company, in form and substance satisfactory to Lender, that all conditions of closing under the Purchase Agreement, if any, or under any other verbal or written agreements between the Borrower and such Target Company have been satisfied or waived.

(b)    Cash Flow and Collateral Coverage of Target Company. For any Acquisition Loan, Lender reserves the right to review all information relevant with respect to any Target Company, in Lender’s discretion including, without limitation, the cash flow and collateral coverage of any proposed Target Company. Lender, in its sole and absolute discretion, may choose to accept or reject a request for an Acquisition Loan with respect to any such Target Company.

(c)     Fees; Disbursement Authorization. Payment to Lender and other third parties of any fees and expenses then due and payable hereunder and under the Loan Documents. Written instructions from Borrower with respect to disbursement of the proceeds of the Loans and payments of all fees, in form and substance satisfactory to Lender.

(d)     Representations and Warranties. The representations and warranties contained in Article III and any other Loan Documents shall be true and correct on and as of the date of each Loan or Advance hereunder with the same effect as though made on and as of each such date.

(e)     No Default. No Event of Default shall have occurred and be continuing or shall occur or exist after giving effect to the Loan.

(f)     No Material Adverse Change. No Material Adverse Change, as determined by Lender, in its sole discretion, has occurred for Borrower.

(g)    Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to Lender by the terms of this Agreement or of any Loan Document, all of which, including those referred to above in this Article IV shall be satisfactory in form, content and substance to Lender.

ARTICLE V. Affirmative Covenants

As long as credit is available hereunder or until all Loans have been repaid in full, Borrower covenants and agrees to:

5.1     Future Financial Statements. Furnish to Lender or cause to be furnished to Lender the following financial information and such additional information, reports or statements as Lender may from time to time reasonably request regarding the financial and business affairs of Borrower and its Affiliates, all of which shall be in form and substance reasonably acceptable to Lender:

(a)      Borrower Annual Financials. As soon as available, and in any event within one hundred twenty (120) days after the end of each of Borrower’s fiscal years, commencing December 31, 2017, a complete copy of Borrower’s annual financial statements and notes thereto as of the end of that year, including income statement, balance sheet, statement of condition of Borrower, and changes in financial position, prepared in accordance with GAAP consistently followed throughout the periods involved on a Consolidated basis and, if required by Lender, in its sole discretion, a consolidating basis, setting forth in comparative form the figures from the previous year, and certified, without qualification, as having been audited by independent certified public accountants selected by Borrower and satisfactory to Lender and prepared in accordance with generally accepted review standards.

(b)    Compliance Certificate. Concurrently with each delivery of financial statements described above in this Section 5.1, a certificate signed by Borrower’s principal financial officer (or other officer acceptable to Lender) and otherwise in form and substance satisfactory to Lender (i) certifying that to the best of that officer’s knowledge and belief, (A) those financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of Borrower, if any, in accordance with GAAP subject, in the case of interim financial statements, to routine year-end adjustments and (B) no Event of Default then exists or if any does, a brief description of the Event of Default and Borrower’s intentions in respect thereof and (ii) setting forth calculations with respect to the financial covenants set forth in Article VI, if any.

5.2     Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits. Nothing herein shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted, and Borrower has established an adequate reserve for any such expense.

5.3     Insurance. (a) Maintain with financially sound and reputable insurers, insurance on its properties, including, but not limited to, the Collateral with coverage and limits as may be required by law and satisfactory to Lender and of such character and amounts as are customarily maintained by Persons engaged in like business or having similar properties in the same geographic area, including, without limitation, fire, theft, burglary, pilferage, public liability, products liability insurance and such other hazards as Lender may specify; (b) furnish to Lender upon the execution of this Agreement and at the beginning of each fiscal year, copies of policies and a statement of the insurance coverage acceptable to Lender; and (c) obtain other or additional insurance promptly, upon the reasonable request of Lender, to the extent that such insurance may be available. Lender shall be named as additional insured and mortgagee or lender loss payee or both as its interests may appear under such policies to the extent of its interest and Borrower will provide such endorsements. The policies shall provide that no cancellation shall occur without thirty (30) days’ prior written notice to Lender. The policies shall also include an endorsement providing that coverage in favor of Lender will not be impaired in any way, by any act, omission or default of Borrower of any other person. Borrower shall provide to Lender notice that such policies have been renewed and premiums are paid by Borrower in accordance with the terms of such policies at least fifteen (15) days prior to the date of expiration. Borrower will at least annually and upon any change, or more often upon the occurrence of an Event of Default, and upon request of Lender, furnish to Lender a schedule of all insurance carried by Borrower, setting forth in detail the amount and type of such insurance. If Borrower fails to comply with this Section 5.3, Lender is authorized to obtain such insurance in the name of Borrower or Lender at the expense of Borrower which amounts may be added to the Obligations.

5.4     Litigation. Promptly notify Lender in writing as soon as Borrower has knowledge thereof, and furnish or cause to be furnished to Lender such information regarding the same as Lender may request of (a) the institution or filing of any litigation, action, suit, claim or counterclaim to which Borrower is a party, or (b) any administrative proceeding against, or investigation of, Borrower by or before any regulatory body or governmental agency, where (i) the outcome of such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation may result in a Material Adverse Change, or (ii) such litigation, action, suit, claim, counterclaim, administrative proceeding or investigation questions the validity of this Agreement, any of the Notes, or the Collateral Documents, or any action taken or to be taken pursuant to the foregoing.

5.5     Existence; Business. Cause to be done all things necessary to preserve and keep in full force and effect its existence and rights, maintain its existing entity status in good standing, and maintain its existing rights and franchises, permits, licenses, patents and trademarks which are necessary to operate its business. Borrower agrees to engage only in the business conducted by it on the date of this Agreement and other businesses reasonably related thereto. Borrower will maintain executive and management personnel with substantially the same qualification and experience as present personnel.

5.6     Books and Records. Maintain proper books and records in accordance with GAAP, consistently applied, and notify Lender promptly in writing of any proposed change in the location at which such books and records are maintained. Borrower will make available to Lender and its representatives or its designated agent, Borrower’s books, records and properties upon request, and will furnish Lender such information regarding its business and financial condition within a reasonable time after Lender’s written request and during normal business hours.

5.7     Maintenance. Maintain, in good repair, working order, and condition, all properties used in the business of Borrower, subject to ordinary wear and tear and from time to time make or cause to be made all appropriate repairs, renewals or replacements thereof.

5.8     Visitation; Audits. Borrower will permit or shall cause to be permitted such persons as Lender may designate to visit and inspect any of the properties and Collateral of Borrower, to examine and to make copies and extracts from, the books and records of Borrower and to discuss Borrower’s affairs with its officers, employees and independent accountants during normal business hours. Borrower shall and hereby does authorize its officers, managers, employees and independent accountants to discuss with Lender the affairs of Borrower. Lender may conduct one (1) audit of Borrower each year and such additional audits at its discretion and as often as it reasonably deems necessary. Borrower shall pay all reasonable costs incurred in connection with conduction such audits.

5.9     Notices.

(a)     Immediately upon becoming aware of an Event of Default, notify Lender in writing of the occurrence of any Event of Default;

(b)     Promptly notify Lender in writing of (i) the occurrence of any event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in Article III hereof, and (ii) any Material Adverse Change;

(c)     Promptly and in any event within ten (10) days after the occurrence of a Reportable Event with respect to an ERISA Plan, provide a copy of any material required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30)-day notice requirement to PBGC were not waived;

(d)     Promptly upon receipt, and in no event more than two (2) Business Days after receipt, provide a copy of any notice by Borrower or any ERISA Affiliate or any administrator of any ERISA Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such ERISA Plan or to appoint a trustee to administer such ERISA Plan;

(e)     Promptly provide upon receipt thereof, copies of all written reports submitted to Borrower by independent accountants in connection with any annual or interim compilation and/or review the books of Borrower; and

(f)     Notify Lender ten (10) days prior to any change in location of a Loan Party’s state of organization or any change in a Loan Party’s name.

5.10     Environmental Compliance.

(a)     Except, in the aggregate, where a failure to comply could result in a Material Adverse Change: (i) comply with all Environmental Laws; and (ii) not suffer, cause or permit to exist any material disposal of Hazardous Substances at any property owned, leased or operated by it or any Subsidiary except in accordance with applicable Environmental Laws.

(b)     Upon discovery by Borrower, promptly notify Lender in the event of the disposal of any Hazardous Substance in violation of any Environmental Law at any property owned, leased or operated by Borrower, or in the event of any material Release, or material threatened Release, of a Hazardous Substance in violation of any Environmental Law from any such property.

(c)     Deliver promptly to Lender (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower or any Subsidiary of any Environmental Law; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the operations of Borrower or any Subsidiary.

Borrower shall indemnify Lender and hold it harmless against any loss, costs, damages or expense, including without limitation, reasonable attorneys’ fees, that Lender may incur, directly or indirectly, as a result of or in connection with the assertion against Lender of any claim relating to the presence or removal of any environmental contamination on any premises utilized by Borrower.

5.11     Maintain Operating Accounts. Establish and maintain with Lender as its primary financial institution, its depository accounts for Borrower and its Affiliates. At the option of Lender, all interest payments, principal payments and fees will automatically be deducted from Borrower’s primary operating account and all disbursements of loan proceeds shall be made by Lender crediting of such disbursements directly into the appropriate Borrower’s account.

5.12     Bailees. In the event that any Collateral is at any time to be in the possession or control of any warehouseman, bailee or any third party, then at least ten (10) Business Days prior to the time any Collateral is at any time in the possession or control of any such warehouseman, bailee or any of Borrower’s agents or processors, Borrower shall advise Lender of the details of the arrangements, including providing Lender with copies of any contracts with such Person. At such time, Borrower shall notify such warehouseman, bailee, agent or processor of the Lien in favor of Lender created hereby and shall instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions. Before any Collateral is moved to such locations, any such warehouse, bailee, agent or processor shall execute and deliver Waivers to Lender, in form and substance satisfactory to Lender.

5.13     Defense of Lender’s Interests. Until payment in full of the Obligations has occurred, Lender’s interests in the Collateral shall continue in full force and effect. Each Loan Party shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. At any time after an Event of Default has occurred and is continuing, Lender shall have the right to take possession of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Lender exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Lender at a place reasonably convenient to Lender. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein, in the Security Agreement and further provided by the Uniform Commercial Code or other applicate law. After the occurrence and during the continuance of an Event of Default, each Loan Party shall, and Lender may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Lender’s trustee, and such Loan Party will immediately deliver them to Lender in their original form together with any necessary endorsement.

5.14     Use of Proceeds. Use all Loan proceeds solely for Borrower’s business operation, unless specifically consented to the contrary by Lender in writing.

5.15     Compliance with Law. Comply in all material respect with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, that Borrower shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation would not reasonably be expected to result in a Material Adverse Change.

5.16     Lien Searches. Lender may, but shall not be obligated to, conduct lien searches of Borrower and its assets and properties on an annual basis and at such other times as Lender, in its sole discretion, may determine to be reasonably necessary. Borrower shall reimburse Lender for Lender’s out-of-pocket costs in connection with such lien searches.

5.17     Amendment to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto and made a part hereof become incorrect in any material respect, Borrower shall promptly provide Lender in writing with such revisions to such Schedule as may be necessary or appropriate to correct the same; provided however, that no Schedule shall be deemed to have been amended, modified, restated or superseded by any such correction relating to or resulting from an act, omission or event that is not otherwise permitted under this Agreement, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Lender, in its sole and absolute discretion, shall have accepted in writing such revisions to such Schedule.

5.18     Additional Assurances. Upon the request of Lender or Lender’s attorneys, and at Borrower’s own cost and expense, promptly take such action and promptly make, execute and deliver all such additional and further notes, items, deeds, assurances, documents and instruments as Lender may reasonably require from time to time in order to carry out the intent and purposes of this Agreement and the Loan Documents and so as to completely vest in and ensure to Lender its security interests in or to the Collateral, including, but not limited to, additional subordination agreements for all future shareholder loans and/or undistributed earnings.

5.19     Lender’s Expenditures. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Loan Documents, including, but not limited to, Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Loan Documents, Lender, on Borrower’s behalf, may (but shall not be obligated to) take any action that Lender deems appropriate, including, but not limited to, discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the Obligations and will be payable on demand or at Lender’s option, added to the balance of the Obligations secured by the Collateral Documents.

ARTICLE VI. Financial Covenants

As long as credit is available hereunder and until all Loans have been repaid in full, Borrower covenants and agrees to:

6.1     Minimum Operating Cash Flow to Fixed Charges Ratio. Borrower and its affiliates shall attain a ratio of Operating Cash Flow to Fixed Charges of not less than 1.20 to 1.00, tested at the end of each fiscal year, and all calculated for the most recently completed twelve (12)-month period. “Operating Cash Flow” means net income after taxes and exclusive of extraordinary gains and losses, gains on sale of fixed assets, and other income; plus depreciation, amortization, interest expense and lease expense; less dividends and distributions. “Fixed Charges” means the sum of interest expense, lease expense, current maturities of long-term debt and current maturities of capital leases (all calculated for the preceding twelve (12)-month period).

6.2     Total Debt to Tangible Net Worth Ratio. Maintain Borrower’s Total Debt to Tangible Net Worth Ratio at not more than 2.0 to 1.0 at the end of each fiscal year, commencing December 31, 2017, measured for Borrower on a Consolidated basis. “Total Debt” means all of Borrower’s liabilities including Subordinated Debt. As used in this definition, “Subordinated Debt” means indebtedness and liabilities of Borrower, which have been subordinated by written agreement to indebtedness owed by Borrower to Lender, in form and substance acceptable to Lender. “Tangible Net Worth” means Borrower`s total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) less Total Debt.

ARTICLE VII. Negative Covenants

Borrower, without the prior written consent of Lender, covenants and agrees that it will not:

7.1     Borrowed Money. Except for Loans made by Lender, trade debt incurred in the normal course of business and as may be listed on Schedule 7.1 attached hereto, if any, create, incur, assume or suffer to exist any additional liability for borrowed money; provided that none of the Indebtedness on such Schedule shall be increased, extended, or refinanced without the prior written consent of Lender. Borrower may incur Subordinated Debt on terms and conditions acceptable to Lender, including, without limitation, execution of the Subordination Agreement.

7.2     Liens and Encumbrances. (a) Except for Permitted Liens, directly or indirectly create, incur, assume or suffer to exist any Lien on any of Borrower’s property or assets, whether now owned or hereafter owned or acquired except Liens in favor of Lender that secure repayment of the Obligations or (b) enter into or suffer to exist any agreement with any Person which prohibits or limits the ability of Borrower or any provider of Collateral hereunder to create, incur, assume or suffer to exist any Lien upon any of its assets or (c) sell with recourse any of Borrower’s accounts, except to Lender.

7.3     Guaranties. Directly or indirectly become a guarantor, surety or otherwise become liable for the debts or other obligations of any other Person, whether by agreement to purchase the debt of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the debt of any other Person, or otherwise, except (a) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business and (b) Indebtedness of Borrower to Lender or any Lender Affiliate.

7.4     Sale or Purchase of Assets. Directly or indirectly (a) convey, sell, transfer, lease, or sell and lease back, all or any substantial portion of Borrower’s property, assets or business to any other Person (other than sales in the ordinary course of business provided that full and adequate consideration is received by Borrower), or (b) purchase, lease or otherwise acquire any assets except in the ordinary course of business or as otherwise permitted by Lender or under this Agreement, and except acquisitions of Target Companies as contemplated in this Agreement.

7.5     Ownership Interests. Purchase, redeem, acquire or retire any of Borrower’s ownership interests whether such interests are in the form of stock, options, partnership or limited partnership interests, limited liability company units or other ownership interests, except for purchases of stock pursuant to the stock buyback as approved by Borrower’s Board of Directors.

7.6     Investments and Loans. Directly or indirectly make or suffer to exist any investments in, or loans or advances to, any other Person except (a) advance payments or deposits against purchases made in the ordinary course of Borrower’s regular business; (b) direct obligations to the United States of America; (c) any existing investments in, or existing advances to, any Affiliate; or (d) temporary advances to employees to cover expenses incurred in the ordinary course of Borrower’s business.

7.7     Merger, Consolidation or Sale of Borrower. Other than acquisitions of Target Companies as contemplated by this Agreement, merge or consolidate with any other Person or enter into any joint venture or partnership with any other Person; wind up its affairs or sell, assign or otherwise dispose of all or substantially all of its assets to any Person (except where such Person is or becomes a Borrower hereunder as of the date of the transaction and further assurances satisfactory to Lender are delivered on or before the effective date of the transaction). Borrower must consent, which consent shall not be unreasonably withheld, to any transfer or sale, directly or indirectly, whether in one transaction or a series of transactions, a controlling interest in the shares of stock of the Borrower. Nothing in this section shall be deemed to prohibit Borrower from acquiring a Target Company without Lender’s consent, where Lender does not provide the financing for such acquisition.

7.8     Affiliate Transactions. Enter into or carry out any transaction with an Affiliate (including, without limitation, purchasing property or services from or selling property or services to an Affiliate) unless such transaction (a) is not otherwise prohibited by this Agreement, (b) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions, and (c) is in accordance with all applicable laws, rules and regulations.

7.9     Distributions. Borrower shall not declare, make, pay or agree, become or remain liable to make or pay, any Distribution of any nature on account of or in respect of any partnership interest, capital stock or other equity interest of Borrower, or on account of the purchase, redemption, retirement or acquisition of any partnership interest, capital stock or other equity interest of Borrower; provided however, that Borrower may make Permitted Distributions provided that no Event of Default exists at the time of or after giving effect to such Permitted Distributions.

7.10     Amendments to Certain Documents. Amend in any respect Borrower’s organizational documents without giving Lender at least ten (10) days’ written notice thereof, and, in the event that such amendment would be adverse to Lender, as determined in Lender’s sole discretion, without first obtaining Lender’s written consent.

7.11     Payment of Subordinated Debt. Make payments on the Subordinated Debt except if payments are permitted pursuant to the terms and provisions of the Subordination Agreement.

ARTICLE VIII. Events of Default

8.1     Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default,” or collectively, “Events of Default”):

(a)     Nonpayment. Nonpayment (pursuant to the terms of any Note or this Agreement) of principal of, interest on, or any fee or premium provided for hereunder, under any Note or in any other related Loan Document, when such amount is due and payable, whether by acceleration or otherwise.

(b)     Negative Covenants. Default in the observance of any of the covenants or agreements of Borrower contained in Article VI or Article VII of this Agreement.

(c)     Other Covenants. Default in the observance of any of the covenants or agreements of Borrower contained in this Agreement, other than in Article VI or Article VII, or in any other agreement with Lender or any Lender Affiliate, which is not remedied within twenty (20) days after occurrence thereof.

(d)     Voluntary Insolvency Proceedings. If any Loan Party or any general partner of a Loan Party shall (i) file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, or other similar relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) consent to the filing of a petition in any bankruptcy, liquidation, reorganization or insolvency proceeding; (iii) make a general assignment for the benefit of creditors; (iv) consent to the appointment of a receiver or trustee for Borrower or any of Borrower’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (v) make any, or send notice of any intended, bulk sale; or (vi) execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, such Loan Party.

(e)     Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower or any of Borrower’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against Borrower of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower, and the failure to have such appointment vacated or such petition or proceeding dismissed within thirty (30) days after such appointment, filing or institution.

(f)     Misrepresentations. If any Loan Document or financial statement furnished by or on behalf of Borrower pursuant to or in connection with this Agreement or any Note (including, without limitation, representations and warranties contained herein) or as an inducement to Lender or any Lender Affiliate to enter into this Agreement or any Note or any other lending agreement with Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any material contingent or unliquidated liability or claim against Borrower, or if on the date of the execution of this Agreement there shall have been any Material Adverse Change in any of the facts disclosed by any such statement or certificate or financial statement, which change shall not have been disclosed by Borrower to Lender at or prior to the time of such execution.

(g)     Other Indebtedness and Agreements. Nonpayment by any Loan Party of any indebtedness in excess of $50,000.00 in outstanding principal amount (individually or in the aggregate) owing by such Loan Party when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or any default, event of default or demand is made under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any indebtedness owing by such Loan Party if the effect of such failure is to permit the holder to accelerate the maturity of such indebtedness.

(h)     Invalidity of Loan Documents. If (i) any material provision, in the sole opinion of Lender, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Loan Party; (ii) the validity, binding effect or enforceability of any Loan Document against Borrower or any Loan Party shall be contested by Borrower or any Loan Party; (iii) Borrower or any Loan Party shall deny that it has any or further liability or obligation thereunder; or (iv) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or any way cease to give or provide to Lender the benefits purported to be created thereby.

(i)     Judgments. If any judgment or judgments against Borrower by a court of competent jurisdiction in excess of $50,000.00 in outstanding principal amount (individually or in the aggregate) remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of twenty (20) days.

(j)     ERISA Default. The occurrence of one or more ERISA Events that (i) Lender determines could have a material adverse effect or (ii) results in a Lien on any of the assets of a Loan Party.

(k)     Guarantor Default. [Intentionally Omitted].

(l)     Challenge to Collateral Documents. If, directly or indirectly, (i) there shall occur any challenge, or indication of an intention to challenge, the validity and binding effect of any provision of any of the Notes, the Collateral Documents or the other Loan Documents or (ii) any of the Notes, the Collateral Documents or the other Loan Documents shall for any reason (except to the extent permitted by their express terms) cease to be enforceable or effective or cease to have the priority lien position required by the terms thereof or by this Agreement or (iii) the Collateral is no longer available, for any reason.

(m)     Change of Ownership. If there is a change of Control of Borrower.

(n)     Termination of Business. Any Loan Party terminates its business or ceases to operate as a going concern. If an individual, the death, incarceration or judicial declaration of incompetency of Borrower.

(o)     Subordinated Debt. An event of default under any Subordinated Debt shall occur.

(p)     Default under Purchase Agreement. A default in the performance or observance of any term, condition or covenant in a Purchase Agreement, if any.

(q)     Material Adverse Change. There shall occur a Material Adverse Change.

8.2     Effects of an Event of Default.

(a)     Upon the happening of one or more Events of Default (except a default under either Section 8.1(d) or 8.1(e) hereof), Lender may declare any obligations it or any Lender Affiliate may have hereunder to be canceled and any commitment terminated and the Obligations to Lender then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement without presentation, demand or further notice of any kind to Borrower and, if applicable, Borrower shall no longer be permitted to obtain Advances.

(b)     Upon the happening of one or more Events of Default under Section 8.1(d) or 8.1(e) hereof, Lender’s and Lender Affiliates’ obligations hereunder shall be cancelled immediately, automatically and without notice, and Loans then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to Borrower.

(c)     Borrower hereby waives as a defense to the nonperformance of any obligations under the Loan Documents, the occurrence of unforeseen market conditions such as the disfunctionality or seizure of the credit markets.

8.3     Remedies. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then Lender and each Lender Affiliate shall have all of its rights and remedies under this Agreement, the other Loan Documents or otherwise under law. In addition to, and without limitation of, any rights of Lender and each Lender Affiliate under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by Lender and each Lender Affiliate to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations of Borrower to Lender and each Lender Affiliate. Lender may, in its sole discretion, exercise alternately or cumulatively any of the remedies available hereunder or under any other document securing the Obligations, or at law or equity. The failure to exercise one or more of such remedies upon the happening of an Event of Default shall not constitute a waiver of the right to exercise the same at any subsequent time in respect of the same Event of Default or any other Event of Default. Neither the acceptance by Lender of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment, or any negotiation or discussion with Borrower, shall constitute a waiver of the right to exercise one or more of such remedies at that time or at any subsequent time or nullify any prior exercise of any remedy, except as and to the extent otherwise provided by law.

ARTICLE IX. Other

9.1     Reimbursement of Fees and Expenses. Borrower shall pay on demand all costs and expenses of Lender, and all Related Expenses, including but not limited to, (a) all fees and expenses, including, but not limited to, reasonable attorneys’ fees and expenses (whether outside or internal), of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents including, without limitation, filing fees, recording fees, appraisal fees, lien and judgment search and such other similar fees, incurred in connection with this Agreement and with the Obligations, the preparation of any modifications, amendments, or renewals of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any who may be retained by said special counsel with respect thereto, and (c) all fees due hereunder or in any other Loan Documents, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, in connection with the determination of Lender’s lien priority in any Collateral, or the restructuring or enforcement of any provision of this Agreement, the Note or any other Loan Document. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Documents, and fees and expenses incident to the enforcement of any provision of this Agreement and the other Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. Borrower authorizes Lender to debit such expenses, costs and taxes directly from Borrower’s Loan Accounts or any account Borrower maintains with Lender or Lender Affiliates.

9.2     Indemnity. In consideration of making the Loans, Borrower releases and discharges Lender and Lender Affiliates from any claims whatsoever arising out of or in any way related to Borrower’s obligations under the Loan Documents. Borrower agrees to indemnify and hold harmless Lender and its Affiliates and their respective officers, directors, attorneys, representatives, affiliates, employees and agents (collectively, the “Indemnitees”) against all liabilities, claims, actions, suits, proceedings, costs, penalties, expenses, brokerage or other fees, losses, damages and liabilities of any kind (including, without limitation, reasonable legal fees and expenses) including in tort, penalties and interest, which the Indemnitees may incur in any manner by reason of any matter relating, directly or indirectly, to the Loans and the Loan Documents or the actual or proposed use of the Loan proceeds; provided that Indemnitees shall have no right to be indemnified for their gross negligence or willful misconduct as determined by a court of competent jurisdiction. This indemnity survives the termination of the Agreement and the other Loan Documents.

9.3     Amendments and Waivers. No modification or amendment of any provision of this Agreement or the Notes shall be made except in writing and signed by Lender and Borrower. No waiver or release of any provisions of the Agreement or Notes or consent to departure therefrom, is effective unless in writing and signed by Lender. No such consent or waiver extends beyond the particular case and purpose involved.

9.4     Delays; Rights Cumulative. No course of dealing and no delay or omission by Lender in exercising any right or remedy hereunder or with respect to any Obligations of Borrower to Lender shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Lender may remedy any default by Borrower hereunder or with respect to any other person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of Lender hereunder are cumulative.

9.5     Successors and Assigns. This Agreement and the Loan Documents shall be binding upon and inure to the benefit of Borrower, its heirs and personal representatives and its permitted successors and assigns and Lender and its successors and assigns, except that Borrower may not assign or transfer any of its rights hereunder without the prior written consent of Lender.

9.6     Notices. Any notice, request, demand or other communication to be given hereunder shall be in writing and, if to Borrower, delivered or mailed to it, at the address specified on the signature page hereto or if to Lender, mailed or delivered to it, at the address specified on the signature page hereto. All such communications shall be deemed given or made when delivered via overnight delivery service or personal service or, if mailed, forty-eight (48) hours after being deposited in the mail with postage prepaid, in an official depository maintained by the United States Post Office for the collection of mail, except that notices from Borrower to Lender pursuant to any provision herein shall not be effective until received by Lender. Unless otherwise provided under applicable law, if there is more than one Borrower hereunder, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

9.7     Entire Agreement. This Agreement, the Notes, the Collateral Documents and any other Loan Documents executed in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral representations and negotiations and writings between the parties, including specifically, but without limitation, the application for the Loan, any commitment letter and correspondence related thereto. Unless the context otherwise requires, words in the singular number include the plural and in the plural number include the singular. Headings in the Agreement are for convenience purposes only and are not to be used to interpret or define the provisions hereof. Time is of the essence in the performance of this Agreement and the other Loan Documents.

9.8     Force Majeure. Borrower agrees that Lender shall not be liable and Borrower will indemnify and hold Lender harmless from and against any error, failure or delay in the performance of any of Lender’s obligations under this Agreement which cause is beyond the control of Lender, including, without limitation, any natural disaster, fire, flood, storm, war, strike, civil unrest, terrorism, error in inoperability of communication equipment or links or power supply, compliance with law or governmental order, direction of a jurisdiction or any other circumstances beyond the control of Lender.

9.9     Severability. If any provision hereof is found to be invalid, illegal or unenforceable in any respect by a court or governmental agency, all the other provisions hereof will remain in full force and effect. This Agreement shall survive and be construed as if such invalid or unenforceable provision had not been contained herein.

9.10     Sharing of Information. Lender shall have the right to furnish to its Affiliates and to such employees of its Affiliates as Lender shall deem advisable for the conduct of its business, information concerning the business, financial condition and property of Borrower, the Obligations and the terms, conditions and other provisions thereof.

9.11     Authorization to Obtain Credit Reports. By signing below, each Borrower who is an individual provides written authorization to Lender or its designee (and any Lender hereof) to obtain Borrower’s personal credit profile from one or more national credit bureaus. Such authorization shall extend to obtaining a credit profile in considering this Agreement and subsequently for the purpose of update, renewal or extension of such credit or additional credit and for reviewing or collecting the resulting account.

9.12     Consent to Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests.

9.13     Governing Law. This Agreement, the transactions contemplated hereby, any claim, dispute or cause of action based upon this Agreement, and the obligations of Lender and Borrower shall be interpreted and the rights and liabilities of the parties shall be governed by, the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws. This Agreement has been delivered to and accepted by Lender and will be deemed to be made in the Commonwealth of Pennsylvania.

9.14     Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents, including, without limitation, the Notes and the Collateral Documents, shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

9.15     USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Lender is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the USA Patriot Act.

9.16     Limitation of Liability. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives any claim against Lender, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (but excluding direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any related Loan Documents, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds.

9.17     Joint and Several Liability. If there is more than one Borrower, the Obligations of each of them shall be joint and several, and each Borrower shall make payment when due of the Obligations and such liability on the part of each Borrower shall in no way be affected by any extension, renewal or forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or hereafter acquired from any Borrower and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. The term “Borrower” shall include each as well as all of them. Each Borrower waives all suretyship defenses.

9.18     Errors and Omissions. Borrower hereby agrees that it will (a) re-execute and deliver documents that (i) were incorrectly prepared or signed and/or (ii) are necessary or required for accurate, complete and internally consistent documentation; (b) fully cooperate and correct, or permit Lender to correct, any clerical errors in any Loan Document executed in relation to the Loans made hereunder deemed necessary or desirable in the reasonable discretion of Lender; and (c) fully cooperate and comply with all such request by Lender pursuant hereto within five (5) days of request or as soon thereafter as reasonable possible.

9.19     Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto. Borrower agrees that in any legal proceeding, a copy of this Agreement and any other Loan Document kept in Lender’s course of business may be admitted into evidence as an original.

9.19     JURISDICTION AND VENUE. BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) CONSENTS IN EACH ACTION AND OTHER LEGAL PROCEEDING COMMENCED BY LENDER AND ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY OF THE LOANS, ANY OF THE NOTES OR ANY COLLATERAL RELATED HERETO TO THE JURISDICTION OF ANY COURT THAT IS EITHER A COURT OF RECORD OF THE COMMONWEALTH OF PENNSYLVANIA OR A COURT OF THE UNITED STATES LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA AND (B) WAIVES EACH OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR OTHER LEGAL PROCEEDING.

9.20     WAIVER OF JURY TRIAL. BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY DISPUTE, CLAIM, DEMAND, ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATED TO (A) THIS AGREEMENT, ANY OF THE LOANS, ANY RELATED LOAN DOCUMENTS OR ANY COLLTERAL DOCUMENTS RELATED THERETO, (B) ANY TRANSACTION CONTEMPLATED IN ANY SUCH DOCUMENTS OR (C) ANY NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, ANY OF THE OBLIGATIONS, ANY OF THE RELATED LOAN DOCUMENTS OR ANY COLLATERAL OR THE TRANSACTIONS RELATED THERETO. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) BY INDEPENDENT LEGAL COUNSEL AS NECESSARY AND APPROPRIATE.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be signed by their duly authorized officers as of the date first written above.

ATTEST/WITNESS: By: ________________________________________ Print Name: ________________________________ Print Title: _________________________________

Borrower:

SAKER AVIATION SERVICES, INC.

By: _____________________________________(SEAL)

Name: _________________________________________

Title: __________________________________________

Address: 20 South Street, Pier 6 East River

                  New York, NY 10004

Lender:

KEYBANK NATIONAL ASSOCIATION

By: _____________________________________________

Name: __________________________________________

Title: ___________________________________________

Address: 731 Chestnut Street

                 Emmaus PA 18049

03/12/2018 28995201

[SIGNATURE PAGE TO LOAN AGREEMENT]

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

[For the Fiscal Year Ended     , 20__]

[For the Fiscal Quarter Ended     , 20__]

The undersigned, the ______________________________ of SAKER AVIATION SERVICES, INC. (“Borrower”), hereby certifies to KEYBANK NATIONAL ASSOCIATION (“Lender”) pursuant to the Loan Agreement effective as of March 15, 2018, entered into by and between Borrower and Lender (together with all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements thereto and thereof hereinafter the “Loan Agreement”), solely in his/her capacity as an officer of Borrower and not in his personal capacity, as follows:

1.     The annual financial statements being delivered to Lender with this Compliance Certificate are true, complete and correct and present fairly the financial position of Borrower and the results of its operations and cash flows for the period set forth above in conformance with GAAP consistently applied.

2.     No Event of Default exists on the date of this Compliance Certificate; no Event of Default has occurred since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred since the date of the previously delivered Compliance Certificate which may result in a Material Adverse Change.

[Note: If any of the above events has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which Borrower has taken, is taking or proposes to take with respect thereto.]

3.     Borrower’s compliance with the financial covenants set forth in the Loan Agreement is as follows:

	Requirement	Actual

Minimum Operating Cash Flow to Fixed Charges Ratio Total Debt to Tangible Net Worth Ratio	Not less than 1.20 to 1.00 Not more than 2.0 to 1.0	_____ to 1.0 _____ to 1.0

4.     The calculations used in connection with the above financial covenants are attached to this Compliance Certificate.

All capitalized terms used in this Compliance Certificate which are not defined herein but which are defined in the Loan Agreement shall have the meanings given them in the Loan Agreement.

Dated the _____ day of ____________________, 20____.

SAKER AVIATION SERVICES, INC. By: ________________________________________ (SEAL) Name: ____________________________________________ Title: ________________________________________

SCHEDULE 3.3

LIST OF OFFICERS AND DIRECTORS

William B. Wachtel	Chairman of the Board of Directors
Alvin S. Trenk	Director, Chief Executive Officer
Ronald J. Ricciardi	Director, President
Marc Chodock	Director
Roy P. Moskowitz	Director
Ronald J. Ricciardi	Secretary

SCHEDULE 3.5

LIST OF LEASES

Concession Agreement, dated November 1, 2008, between the City of New York and FirstFlight Heliports, LLC (subsidiary of the Borrower)

Lease Agreement, dated December 15, 2009, between the City of Garden City, Kansas and FBO Air-Garden City, Inc.(subsidiary of Borrower)

Office Space Lease, dated August 28, 2013, between the Lehigh Valley Airport and Saker Aviation Services (subsidiary of Borrower)

SCHEDULE 3.6

LITIGATION

None. See Item 3, “Legal Proceedings”, Form 10-K of Saker Aviation Services, Inc. for the fiscal year ended December 31, 2016.

SCHEDULE 3.11

SUBSIDIARIES AND AFFILIATES

Subsidiaries

FirstFlight Heliports, LLC (New York LLC)

FBO Air-Garden City, Inc. (Kansas corp.)

Aircraft Services, Inc. (Kansas corp.); a subsidiary of FBO Air Garden City, Inc.

SCHEDULE 7.1

EXISTING DEBT

None.

SCHEDULE 7.2

PERMITTED ENCUMBRANCES

None.